Exhibit 10.15

October 28, 2003

Mel Friedman

ElectroGlas, Inc.

6024 Silver Creek Valley Rd.

San Jose, CA 95138

Re: Resignation from Electroglas

Dear Mel:

As we have discussed, I am resigning from my position as Chief Executive Officer of Electroglas, effective October 28, 2003. I will remain employed for a transitional period after I step down at Chief Executive Officer, so my employment with Electroglas will end October 31, 2003 (“Separation Date”). I know that Electroglas needs to prepare for this change in leadership on October 28, 2003, so I am sending you this letter to memorialize our discussions about the terms of my departure from Electroglas. My intent is to remain on the Board of Directors of Electroglas through the end of the year, unless I am asked to stay on.

We have agreed that Electroglas will continue to pay my current base salary for a period of one year after my Separation Date (the “Severance Period”), as a severance benefit. I intend to convert my medical insurance coverage under COBRA, and Electroglas has agreed to pay my COBRA premiums until the Severance Period ends or until I become covered by another employer’s plan, whichever occurs first. I agree that, during the Severance Period, I will not directly or indirectly divert business from Electroglas, engage in business activities competitive with Electroglas, or interfere with Electroglas’ relationships with any of its employees, customers, suppliers, or business partners.

Notwithstanding any other agreements to the contrary, we have agreed that all of my stock options will cease to vest as of October 28, 2003. We also have agreed that the post-termination exercise period for all of my options vested as of October 28, 2003 will begin on the later of the following: (a) the end of the Severance Period or (b) my departure from the Board of Directors. I understand that, except for the terms set forth in this letter, I will cease to receive any compensation or benefits from Electroglas after the Separation Date.

In exchange for these payments and benefits, I am waiving all claims of any kind, known or unknown, which I may now have or have ever had against Electroglas, Inc., its affiliates, and its present and former directors, officers, and employees. This release covers any claims under the California Fair Employment and Housing Act, Title VII, the Age Discrimination in Employment Act (“ADEA”), and any other state or federal law.1 I agree not to initiate or cause to be initiated any lawsuit, administrative

1 Because this release specifically covers known and unknown claims, I am also waiving any rights under Section 1542 of the California Civil Code or any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement to the debtor.”

October 28, 2003

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claim, investigation or proceeding of any kind concerning the claims released by this paragraph, or to voluntarily participate in one except as required by law. I also agree to maintain this agreement in confidence and not to disclose it, except to my attorney or as required by law, or until such time as it is publicly disclosed by the Company.

You have advised me that I have 21 days to consider entering into this agreement, although I have voluntarily chosen to waive this 21-day period. You also have advised me that I may consult an attorney in entering into this agreement, and that I can revoke this agreement within 7 days of signing it by sending you a certified letter to that effect. I acknowledge that, while my release of claims under the ADEA shall not become effective and no funds shall be exchanged until the 7-day revocation period has ended, all other provisions of this letter agreement will become effective once it is signed by both of us.

This letter agreement contains all of our agreements and understandings about my separation from Electroglas, and supersedes any prior agreements or understandings about these issues. Any amendments to this agreement must be made in writing and signed by both of us. This agreement will be governed by California law.

If you have any questions, please let me know. I have appreciated my experience working at Electroglas and look forward to staying in touch.

Very truly yours,

/s/ Curt Wozniak

Curt Wozniak

AGREED:

Dated: October 28, 2003	/s/ MEL FRIEDMAN

Mel Friedman On behalf of Electroglas, Inc.